Exhibit 23.1

Critical Metals Corp (the “Company”)

c/- Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

19 March 2025

Re:	S-K 1300 Technical Report Summary

Agricola Mining Consultants Pty Ltd. (“Agricola”) is the authoring firm of the report titled “Independent Technical Assessment Report (ITAR) and S-K 1300 Technical Report Summary (TRS) on the Tanbreez Rare Earth Project in Greenland” dated 12 March 2025, regarding the mining property known as the Tanbreez Rare Earth Project (the “Project”), which was prepared in accordance the United States Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 to 1305) for the Company.

Agricola hereby consents to:

●	the inclusion in the Form 6-K/A dated March 19, 2025 (the “Form 6-K”) of references to its name in connection with the scientific and technical information contained in the Company’s news release dated March 13, 2025 and the Form 6-K announcing the results from exploration at the Project filed with the SEC; and

●	the incorporation by reference of this consent, the use of its name and the TRS into the Company’s Registration Statements on Form S-8 (Reg. No. 333-280017) and Form F-1 (Reg. No. 333-278400).

Agricola confirms that where its work involved a Mineral Resource or Mineral Reserve estimate, such estimates comply with the requirements for Mineral Resource and Mineral Reserve estimation under Subpart 1300 of Regulation S-K promulgated by the SEC.

Agricola also confirms that its representatives have read the disclosure in the Form 6-K and news release that relate to such information and the Project, and Agricola confirms such disclosure does not contain a misrepresentation.

For and on behalf Agricola

By:	/s/ Malcolm Castle
Name:	Malcolm Castle
Title:	Consultant